EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 5, 2025, with respect to the financial statements of Dividend Sustainability Portfolio 2025-4, Global Dividend Sustainability Portfolio 2025-4 and International Dividend Sustainability Portfolio 2025-4 (included in Invesco Unit Trusts, Series 2447) as of November 5, 2025 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-290166) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
November 5, 2025